Exhibit 99.1

Ardent Health Reports Second Quarter 2024 Results

BRENTWOOD, Tenn. (August 14, 2024) – Ardent Health Partners, Inc. (NYSE: ARDT) (“Ardent Health” or the “Company”), a leading provider of healthcare in growing mid-sized urban communities across the U.S., today announced results for the second quarter ended June 30, 2024.

Second Quarter 2024 Financial Summary
(All comparisons versus the same prior year period, unless otherwise noted)

•Total revenue of $1.47 billion, an increase of 7.5%
•Net income of $67 million
•Net income attributable to Ardent Health Partners, Inc. of $43 million, or $0.34 per basic and diluted share
•Adjusted EBITDA of $122 million, an increase of 20.0%
•Adjusted EBITDAR of $162 million
•Adjusted admissions increased 3.4%
•Net patient service revenue per adjusted admission increased 4.1%
•Cash flow from operating activities of $120 million, an increase of $77 million
•Subsequent to the end of the quarter, the Company completed its initial public offering ("IPO") of 13.8 million shares of common stock for net proceeds (after underwriting discounts and commissions but before other IPO costs) of $209 million, including the full exercise of the underwriters' option to purchase additional shares

Full-Year 2024 Financial Guidance

•Total revenue of between $5.75 billion and $5.90 billion
•Net income of between $247 million and $268 million
•Net income attributable to Ardent Health Partners, Inc. of between $163 million and $182 million, or between $1.23 and $1.37 per basic and diluted share
•Adjusted EBITDA of between $415 million and $435 million
•Rent expense payable to real estate investment trusts ("REITs") of $161 million1

“Our second quarter results were highlighted by strong top-line growth and margin expansion, driven by executing on our strategic priorities and continuing to build our consumer-first healthcare delivery model that optimizes access and provides care over the course of a patient’s healthcare journey,” stated Marty Bonick, President and Chief Executive Officer of Ardent Health. “Looking ahead, we are well-positioned for continued growth with a strengthened balance sheet and capital structure from the successful completion of our IPO in July. We believe our dedication to improving healthcare in the communities we serve and our balanced growth
1 Rent expense payable to REITs consists of rent expense related to a master lease agreement (the “Ventas Master Lease”) with Ventas, Inc. ("Ventas"), lease agreements associated with the MOB Transactions (defined below) and a lease arrangement with Medical Properties Trust, Inc. ("MPT") for Hackensack Meridian Mountainside Medical Center.

strategy position us to deliver long-term value for both our patients and shareholders.”

“Fundamentally, we continue to see broad-based demand for healthcare across both inpatient and outpatient settings, while systemic labor cost pressures continue to abate and normalize. This stability enables us to sharpen our strategic focus on growth and improving access to healthcare within our markets.”

“On the operational front, our team continued to successfully execute on its operational excellence initiatives, resulting in continued supply cost efficiencies and lower contract labor costs relative to last year,” continued Bonick. “Service line optimization drove an expected reduction in outpatient surgery volumes, and, in turn, contributed to a higher level of net patient service revenue per adjusted admission and improved margins, relative to the second quarter of last year.”

“We currently expect that continued volume growth in our markets, when combined with our strategic execution, should enable us to deliver sustained profitable growth through the end of the year,” said Bonick. “To that end, we have introduced our full year 2024 guidance, which reflects year-over-year growth in total revenue of approximately 6% to 9% and year-over-year growth in Adjusted EBITDA of 32% to 38%.”

“The completion of our IPO last month began an exciting new chapter for Ardent Health,” continued Bonick. “After giving effect to receipt of the IPO proceeds, our total available liquidity was approximately $832 million as of the end of the second quarter, giving us ample capital resources to pursue acquisitions by leveraging our differentiated joint-venture model. We are actively evaluating a strong pipeline of potential acquisition opportunities that represent a strategic fit for our platform.”

Financial Performance Summary

Total revenue for the second quarter of 2024 was $1.47 billion, compared to $1.37 billion in the second quarter of 2023, an increase of 7.5%. The increase in total revenue reflected a 3.4% increase in adjusted admissions and a 4.1% increase in net patient service revenue per adjusted admission, when compared to the same prior year period. Total revenue for the second quarter of 2024 also reflected a $13 million increase in supplemental program revenue associated with the Oklahoma directed payment program (“DPP”), which became effective on April 1, 2024.

For the second quarter of 2024, net income attributable to Ardent Health Partners, Inc. was $43 million, or $0.34 per basic and diluted share, compared to $33 million, or $0.26 per basic and diluted share, in the second quarter of 2023. Adjusted EBITDA for the second quarter of 2024 was $122 million, compared to $102 million in the same prior year period, an increase of 20.0%. The increase in net income attributable to Ardent Health Partners, Inc. and Adjusted EBITDA was driven by higher profitability resulting primarily from an increase in patient volumes, improved reimbursement rates, strategic service line optimization and improved operating leverage through greater scale and cost reduction initiatives.

Operating Performance Summary

The following table provides a summary of certain key operating metrics for the second quarter of 2024 compared to the same prior year period. See the footnotes of this press release for definitions of the metrics below and a full list of key operating metrics.

	Three Months Ended June 30,
	2024	2023	% Change
Adjusted admissions	85,763	82,964	3.4%
Admissions	38,958	37,080	5.1%
Inpatient surgeries	9,012	9,090	(0.9)%
Outpatient surgeries	23,758	24,432	(2.8)%
Total surgeries	32,770	33,522	(2.2)%
Emergency room visits	156,287	152,915	2.2%
Net patient service revenue per adjusted admission	$16,859	$16,196	4.1%

•Admissions for the second quarter of 2024 increased 5.1% relative to the same prior year period. The increase in admissions was primarily attributable to the impact of the two-midnight rule and higher admissions through the emergency room, partly offset by a reduction in inpatient surgeries.

•Surgeries for the second quarter of 2024 decreased 2.2% when compared to the same prior year period. The decrease in surgeries reflected a 0.9% decrease in inpatient surgeries and a 2.8% decrease in outpatient surgeries, relative to the second quarter of 2023. The decrease in surgeries was primarily driven by the Company’s strategic service line optimization efforts, which resulted in a decrease in outpatient dental, otolaryngology and ophthalmology cases. The reduction in inpatient surgery volumes reflected a decrease in bariatric and gynecology procedures, partly offset by an increase in higher acuity spine, neurology and urology cases.

•Net patient service revenue per adjusted admission for the second quarter of 2024 increased 4.1% when compared to the same prior year period. The increase in net patient service revenue per adjusted admission was primarily attributable to favorable shifts in payor mix, improved service mix as a result of the Company's service-line optimization initiatives, improved reimbursement rates, and an increase in supplemental revenue of $13 million associated with the Oklahoma DPP which became effective April 1, 2024.

Strategic Update

Ardent Health is committed to delivering long-term value creation through a multi-faceted strategy focused on targeted market share growth, operational excellence, and disciplined capital allocation. The Company's growth strategy and overall value proposition are driven by its culture of care and commitment to improving healthcare in the markets it serves.

•Targeted market share growth: The Company intends to enhance its leading positions within the markets it serves by investing in acute care and ambulatory services and creating additional access points through which patients can receive care. The Company has identified a robust pipeline of ambulatory opportunities that it intends to pursue, including urgent care centers, ambulatory surgery centers, freestanding emergency rooms and physician clinics. Through the end of the second quarter, the Company has grown its ambulatory network through the addition of eight urgent care centers and is evaluating additional expansion opportunities for the second half of the year. In addition, the

Company intends to improve access and retention by growing its network of employed providers. As of June 30, 2024, the Company's affiliated provider network included 1,785 providers, an increase of 6.5% compared to June 30, 2023.

•Operational excellence: Since 2022, the Company has undertaken substantial efforts to centralize and standardize key functions of the organization to reduce costs and improve profitability. As a result of these efforts, the Company has created a standardized and scaled platform connecting the facilities in each of its markets. Going forward, the Company is focused on improving its margin and operating leverage through the further implementation of standardized practices across the Company, enterprise-wide implementation of technology solutions to drive efficiencies, service line optimization, and continued implementation of uniform clinical practices. During the second quarter, the Company executed on a variety of supply cost reduction initiatives focusing on improved inventory management, standardized surgical supply procurement and strategic sourcing. In addition, the Company’s service line optimization efforts resulted in an approximate 1.9% decrease in surgery cases during the first six months of 2024, particularly within lower margin services lines, such as dental, otolaryngology and ophthalmology. These service line optimization efforts consequently benefited the Company’s profitability through improved margins and higher net patient service revenue per adjusted admission.

•Disciplined capital allocation: Ardent Health is focused on a balanced approach to capital deployment with the goal of pursuing opportunistic acquisitions into new markets while limiting financial leverage. The Company is targeting expansion into similar sized, growing, urban markets with significant unmet healthcare needs. The Company is actively evaluating a pipeline of potential acquisition targets that match its target criteria.

Balance Sheet, Cash Flow & Liquidity Update

As of June 30, 2024, the Company had total cash and cash equivalents of $335 million and total debt (including current maturities) of $1.09 billion. During the second quarter, the Company opportunistically prepaid $100 million of outstanding borrowings under its senior secured term loan facility using cash on hand. The Company’s net leverage ratio as of June 30, 2024 was 2.3x, as calculated under the Company's credit agreements, and its lease-adjusted net leverage ratio2 was 4.0x. At the end of the second quarter, the Company’s total cash and available liquidity was $624 million.

During the second quarter of 2024, net cash provided by operating activities was $120 million, compared to $43 million in the same prior year period. The increase in net cash provided by operating activities relative to the second quarter of 2023 was primarily attributable to an increase in net income and higher cash flow generated by changes in net working capital.

On July 19, 2024, the Company completed its IPO of 12 million shares of common stock at a price of $16 per share for gross proceeds of $192 million, before deducting underwriting discounts, commissions and other offering costs. Subsequent to the closing of the IPO, the underwriters fully exercised their option to purchase an additional 1.8 million shares at the IPO price of $16 per share for total gross proceeds of $29 million. Including the full exercise of the underwriters' option, total proceeds to the Company from the IPO were $209 million, net of underwriting discounts and commissions (but before other IPO costs). After giving effect to receipt of the IPO proceeds, our total available liquidity as of June 30, 2024 was approximately $832 million, and our pro forma lease adjusted net leverage ratio was approximately 3.6x.

2 Lease adjusted net leverage is defined as the Company's net debt as of June 30, 2024, plus 8x trailing twelve month REIT rent expense as of the end of the second quarter of 2024, divided by trailing twelve month Adjusted EBITDAR as of June 30, 2024.

Financial Guidance

Today, the Company issued financial guidance for the full year 2024. All guidance is current as of the time provided and is subject to change.

	Full Year 2023 Actual	Full Year 2024 Projected
		Low		High
(Dollars in millions, except per share amount)		Amount	% Change vs. FY23	Amount	% Change vs. FY23
Total revenue	$5,409	$5,750	6.3%	$5,900	9.1%
Net income	$129	$247	91.5%	$268	107.8%
Net income attributable to Ardent Health Partners, Inc.	$54	$163	201.9%	$182	237.0%
Adjusted EBITDA	$315	$415	31.7%	$435	38.1%
Rent expense payable to REITs	$157	$161	2.5%	$161	2.5%
Basic and diluted earnings per share	$0.43	$1.23	186.0%	$1.37	218.6%

The Company’s full year 2024 total revenue guidance reflects projected adjusted admissions growth of 4.0% to 4.5% and projected net patient service revenue per adjusted admission growth of 2.3% to 4.4%.

The Company's full year 2024 total revenue guidance reflects an estimated $27 million benefit compared to 2023 from the Oklahoma DPP implementation. The Company's guidance does not reflect any additional impacts from potential changes in state supplemental payment programs in other states.

The Company also expects that capital expenditures for the full year 2024 will be in a range of between $170 million and $185 million.

The Company’s forecasted guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below under the heading “Forward-Looking Statements.” The Company does not forecast the impact of items such as, but not limited to, losses (gains) on sales of facilities, losses on retirement of debt, legal claim costs (benefits) and impairments of long-lived assets because the Company does not believe that it can forecast these items with sufficient accuracy. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the Company’s control or cannot be reasonably predicted.

Second Quarter 2024 Results Conference Call

The Company will host a conference call to discuss its second quarter financial results on Thursday, August 15, 2024, at 10:00 a.m. Eastern Time.

A webcast of the conference call will be available in the Investor Relations section of the Company’s corporate website at https://ir.ardenthealth.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:
United States Live:     1-888-596-4144
International Live:     1-646-968-2525
Access Code:     4437657

To listen to a replay of the teleconference, which will be available through August 22, 2024:
United States Replay:     1-800-770-2030
International Replay:     1-609-800-9909
Access Code:     4437657

About Ardent Health
Ardent Health (NYSE: ARDT) is a leading provider of healthcare in growing mid-sized urban communities across the U.S. With a focus on people and investments in innovative services and technologies, Ardent Health is passionate about making healthcare better and easier to access. Through its subsidiaries, Ardent Health delivers care through a system of 30 acute care hospitals and more than 200 sites of care with over 1,700 affiliated providers across six states. For more information, please visit www.ardenthealth.com.

Supplemental Non-GAAP Financial Information

We have included certain financial measures in this press release that have not been prepared in a manner that complies with U.S. generally accepted accounting principles ("GAAP"), including Adjusted EBITDA and Adjusted EBITDAR. We define these terms as follows:

•Adjusted EBITDA. Adjusted EBITDA is defined as net income plus (i) provision for income taxes, (ii) interest expense and (iii) depreciation and amortization expense (or EBITDA), as adjusted to deduct net income attributable to noncontrolling interests, and excludes the effects of other non-operating losses (gains), restructuring, exit and acquisition-related costs, expenses incurred in connection with the implementation of Epic Systems ("Epic"), our integrated health information technology system, non-cash unit-based compensation expense, and operations.

Adjusted EBITDA is a non-GAAP performance measure used by our management and external users of our financial statements, such as investors, analysts, lenders, rating agencies and other interested parties, to evaluate companies in our industry. Adjusted EBITDA is a performance measure that is not defined under GAAP and is presented in this report because our management considers it an important analytical indicator that is commonly used within the healthcare industry to evaluate financial performance and allocate resources. Further, our management believes that Adjusted EBITDA is a useful financial metric to assess our operating performance from period to period by excluding certain material non-cash items and unusual or non-recurring items that we do not expect to continue in the future and certain other adjustments we believe are not reflective of our ongoing operations and our performance.

Because not all companies use identical calculations, our presentation of the non-GAAP measure may not be comparable to other similarly titled measures of other companies.

While we believe this is a useful supplemental performance measure for investors and other users of our financial information, you should not consider the non-GAAP measure in isolation or as a substitute for net income or any other items calculated in accordance with GAAP. Adjusted EBITDA has inherent material limitations as a performance measure, because it adds back certain expenses to net income, resulting in those expenses not being taken into account in the performance measure. We have borrowed money, so interest expense is a necessary element of our costs. Because we have material capital and intangible assets, depreciation and amortization expense are necessary elements of our costs. Likewise, the payment of taxes is a necessary element of our operations. Because Adjusted EBITDA excludes these and other items, it has material limitations as a measure of our performance.

•Adjusted EBITDAR. Adjusted EBITDAR is defined as Adjusted EBITDA further adjusted to add back rent expense payable to REITs, which consists of rent expense pursuant to the Ventas Master Lease, lease agreements associated with the MOB Transactions (defined below) and a lease arrangement with MPT for the Hackensack Meridian Mountainside Medical Center.

Adjusted EBITDAR is a commonly used non-GAAP financial measure used by our management, research analysts, investors and other interested parties to evaluate and compare the enterprise value of different companies in our industry. Adjusted EBITDAR excludes: (1) certain material noncash items and unusual or non-recurring items that we do not expect to continue in the future; (2) certain other adjustments that do not impact our enterprise value; and (3) rent expense payable to our REITs. We operate 30 acute care hospitals, 12 of which we leased from two REITs, Ventas and MPT, pursuant to long-term lease agreements. Additionally, during 2022 we completed the sale of 18 medical office buildings to Ventas in exchange for $204.0 million and concurrently entered into agreements to lease the real estate back from Ventas over a 12-year initial term with eight options to renew for additional five-year terms (the "MOB Transactions"). Our management views both the two long-term lease agreements with Ventas and MPT, as well as the MOB Transactions, as more like financing arrangements than true operating leases, with rent payable to such REITs being similar to interest expense. As a result, our capital structure is different than many of our competitors, especially those whose real estate portfolio is predominately owned and not leased. Excluding the rent payable to such REITs allows investors to compare our enterprise value to those of other healthcare companies without regard to differences in capital structures, leasing arrangements and geographic markets, which can vary significantly among companies. Our management also uses Adjusted EBITDAR as one measure in determining the value of prospective acquisitions or divestitures. Finally, financial covenants in certain of our lease agreements, including the Ventas Master Lease, use Adjusted EBITDAR as a measure of compliance. Adjusted EBITDAR does not reflect our cash requirements for leasing commitments. As such, our presentation of Adjusted EBITDAR should not be construed as a performance or liquidity measure.

Because not all companies use identical calculations, our presentation of non-GAAP measures may not be comparable to other similarly titled measures of other companies.

While we believe these are useful supplemental financial measures for investors and other users of our financial information, you should not consider non-GAAP measures in isolation or as a substitute for net income or any other items calculated in accordance with GAAP. Adjusted EBITDAR has inherent material limitations as a valuation measure, because it adds back certain expenses to net income, resulting in those expenses not being taken into account in the valuation measure. The payment of taxes and rent is a necessary element of our valuation. Because Adjusted EBITDAR exclude these and other items, it has material limitations as a measure of our valuation.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on current expectations and assumptions that are subject to risks and uncertainties. Forward-looking statements include all statements that are not historical facts. The words "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future," "will," "seek," "foreseeable," the negative version of these words, or similar terms and phrases are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding anticipated financial performance and financial position, including our financial outlook for the full year 2024 and other statements that are not historical facts. These forward-looking statements are neither promises nor guarantees, but involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, but not limited to, the following: (1) changes in government healthcare programs, including Medicare and Medicaid and supplemental payment programs and state directed payment arrangements; (2) reduction in the reimbursement rates paid by commercial payors, our inability to retain and negotiate favorable contracts with private third-party payors, or an increasing volume of uninsured or underinsured patients; (3) the highly competitive nature of the healthcare industry; (4) inability to recruit and retain quality physicians, as well as increasing cost to contract with hospital-based physicians; (5) increased labor costs resulting from increased competition for staffing or a continued or increased shortage of experienced nurses; (6) changes to physician utilization practices and treatment methodologies and third party-payor controls designed to reduce inpatient services or surgical procedures that impact demand for medical services; (7) continued industry trends toward value-based purchasing, third party payor consolidated and care coordination among healthcare providers; (8) loss of key personnel, including key members of our senior management team; (9) our failure to comply with complex laws and regulations applicable to the healthcare industry or to adjust our operations in response to changing laws and regulations; (10) inability to successfully complete acquisitions or strategic joint ventures (“JVs”) or inability to realize all of the anticipated benefits, including anticipated synergies, of past acquisitions and the risk that transactions may not receive necessary government clearances; (11) failure to maintain existing relationships with JV partners or enter into relationships with additional healthcare system partners; (12) the impact of known and unknown claims brought against our hospitals, physician practices, outpatient facilities or other business operations or against healthcare providers that provide services at our facilities; (13) the impact of government investigations, claims, audits, whistleblower and other litigation; (14) the impact of any security incidents affecting us or any third-party vendor upon which we rely; (15) inability or delay in our efforts to construct, acquire, sell, renovate or expand our healthcare facilities; (16) our failure to comply with federal and state laws relating to Medicare and Medicaid enrollment, permit, licensing and accreditation requirements, or the expansion of existing or the enactment of new laws or regulation relating to permit, licensing and accreditation requirements; (17) failure to obtain drugs and medical supplies at favorable prices or sufficient volumes; (18) operational, legal and financial risks associated with outsourcing functions to third parties; (19) sensitivity to regulatory, economic and competitive conditions in the states in which our operations are heavily concentrated; (20) decreased demand for our services provided due to factors beyond our control, such as seasonal fluctuations in the severity of critical illnesses, pandemic, epidemic or widespread health crisis; (21) inability to accurately estimate market opportunity and forecasts of market growth; (22) general economic and business conditions, both nationally and in the regions in which we operate; (23) the impact of seasonal or severe weather conditions and climate change; (24) inability to demonstrate meaningful use of Electronic Health Record technology; (25) inability to continually enhance our hospitals with the most recent technological advances in diagnostic and surgical equipment; (26) effects of current and future health reform initiatives, including the Affordable Care Act, and the potential for changes to the Affordable Care Act, its implementation or its interpretation (including through executive orders and court challenges); (27) legal and regulatory restrictions on certain of our hospitals that have physician owners; (28) risks related to the Ventas Master Lease and its restrictions and limitations on our business; (29) the impact of our significant indebtedness, including our ability to comply with certain debt covenants and other significant operating and financial restrictions imposed on us by the agreements governing our indebtedness, and the effects that variable interest rates, and general economic factors could have on our operations, including our potential inability to service our indebtedness; (30) conflicts of interest with the existing stockholders; (31) effects of changes in federal tax laws; (32) increased costs as a result of operating as a public company; (33) risks related to maintaining an effective system of internal controls; (34) lack of a public market for our common stock; (35) volatility of our share price; (36) our guidance differing from actual operating and financial performance; (37) the results of our efforts to use technology, including artificial intelligence, to drive efficiencies and quality initiatives and enhance patient experience; (38) the impact of recent decisions of the U.S. Supreme Court regarding the actions of federal agencies; and (39) other risk factors described in our filings with the Securities and Exchange Commission.

Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of this press release. Except as otherwise required by law, we do not assume any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events. All references to “Company,” “Ardent Health,” “we,” “our” and “us” as used throughout this release refer to Ardent Health Partners, Inc. and its affiliates, unless stated otherwise or indicated by context.

Media Relations:
Rebecca Kirkham
Ardent Health
rebecca.kirkham@ardenthealth.com
(615) 296-3000

Investor Relations:
Investor.Relations@ardenthealth.com

Ardent Health Partners, Inc.
Condensed Consolidated Income Statements
(Dollars in thousands, except per share amounts)
Unaudited

	Three Months Ended June 30,
	2024		2023
	Amount	%	Amount	%
Total revenue	$1,470,920	100.0%	$1,368,734	100.0%
Expenses:
Salaries and benefits	624,058	42.4%	598,291	43.7%
Professional fees	271,903	18.5%	234,720	17.1%
Supplies	259,391	17.6%	252,787	18.5%
Rents and leases	24,986	1.7%	25,407	1.9%
Rents and leases, related party	36,965	2.5%	36,364	2.7%
Other operating expenses	115,319	7.9%	108,830	7.8%
Government stimulus income	—	0.0%	(8,324)	(0.6)%
Interest expense	18,160	1.2%	18,692	1.4%
Depreciation and amortization	36,312	2.5%	34,670	2.5%
Loss on debt extinguishment	1,898	0.1%	—	0.0%
Other non-operating gains	(255)	0.0%	(520)	0.0%
Total operating expenses	1,388,737	94.4%	1,300,917	95.0%
Income before income taxes	82,183	5.6%	67,817	5.0%
Income tax expense	15,222	1.0%	12,111	0.9%
Net income	66,961	4.6%	55,706	4.1%
Net income attributable to noncontrolling interests	24,191	1.6%	22,630	1.7%
Net income attributable to Ardent Health Partners, Inc.	$42,770	2.9%	$33,076	2.4%

Net income per share:
Basic and diluted	$0.34		$0.26
Weighted-average common shares outstanding:
Basic and diluted	126,115,301		126,115,301

Ardent Health Partners, Inc.
Condensed Consolidated Income Statements
(Dollars in thousands, except per share amounts)
Unaudited

	Six Months Ended June 30,
	2024		2023
	Amount	%	Amount	%
Total revenue	$2,909,966	100.0%	$2,685,722	100.0%
Expenses:
Salaries and benefits	1,245,567	42.8%	1,190,359	44.3%
Professional fees	536,597	18.4%	468,571	17.4%
Supplies	517,172	17.8%	494,165	18.4%
Rents and leases	49,841	1.7%	48,724	1.8%
Rents and leases, related party	74,164	2.5%	72,501	2.7%
Other operating expenses	237,151	8.1%	217,384	8.1%
Government stimulus income	—	0.0%	(8,463)	(0.3)%
Interest expense	37,421	1.3%	36,813	1.4%
Depreciation and amortization	71,663	2.5%	69,372	2.6%
Loss on debt extinguishment	1,898	0.1%	—	0.0%
Other non-operating gains	(255)	0.0%	(522)	0.0%
Total operating expenses	2,771,219	95.2%	2,588,904	96.4%
Income before income taxes	138,747	4.8%	96,818	3.6%
Income tax expense	25,935	0.9%	17,330	0.6%
Net income	112,812	3.9%	79,488	3.0%
Net income attributable to noncontrolling interests	42,995	1.5%	42,269	1.6%
Net income attributable to Ardent Health Partners, Inc.	$69,817	2.4%	$37,219	1.4%

Net income per share:
Basic and diluted	$0.55		$0.30
Weighted-average common shares outstanding:
Basic and diluted	126,115,301		126,115,301

 Ardent Health Partners, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
Unaudited

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income	$112,812	$79,488
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	71,663	69,372
Other non-operating gains	—	(45)
Loss on debt extinguishment	1,898	—
Amortization of deferred financing costs and debt discounts	2,857	2,842
Deferred income taxes	(923)	3,886
Unit-based compensation	738	542
Loss from non-consolidated affiliates	2,139	3,416
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
Accounts receivable	62,021	(50,398)
Inventories	540	(906)
Prepaid expenses and other current assets	(42,791)	(1,394)
Accounts payable and other accrued expenses and liabilities	(85,810)	(15,239)
Accrued salaries and benefits	(19,395)	(26,018)
Net cash provided by operating activities	105,749	65,546
Cash flows from investing activities:
Investment in acquisitions, net of cash acquired	(7,800)	—
Purchases of property and equipment	(62,765)	(54,950)
Other	58	(1,554)
Net cash used in investing activities	(70,507)	(56,504)
Cash flows from financing activities:
Proceeds from insurance financing arrangements	6,026	19,368
Proceeds from long-term debt	1,798	1,225
Payments of principal on insurance financing arrangements	(4,337)	(9,527)
Payments of principal on long-term debt	(104,843)	(8,296)
Debt issuance costs	(2,444)	—
Payments of initial public offering costs	(2,824)	—
Distributions to noncontrolling interests	(31,657)	(31,809)
Redemption of equity attributable to noncontrolling interests	—	(26,024)
Other	—	(5,399)
Net cash used in financing activities	(138,281)	(60,462)
Net decrease in cash and cash equivalents	(103,039)	(51,420)
Cash and cash equivalents at beginning of year	437,577	456,124
Cash and cash equivalents at end of year	$334,538	$404,704

Supplemental Cash Flow Information:
Non-cash purchase of property and equipment	$4,929	$9,009
Deferred offering costs not yet paid	$4,825	$—

Ardent Health Partners, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
Unaudited

	June 30, 2024 (1)	December 31, 2023 (1)
Assets
Current assets:
Cash and cash equivalents	$334,538	$437,577
Accounts receivable	720,989	775,452
Inventories	105,010	105,485
Prepaid expenses	135,545	77,281
Other current assets	205,223	222,290
Total current assets	1,501,305	1,618,085
Property and equipment, net	807,285	811,089
Operating lease right of use assets	256,648	260,003
Operating lease right of use assets, related party	935,298	941,150
Goodwill	852,001	844,704
Other intangible assets, net	76,930	76,930
Deferred income taxes	34,720	32,491
Other assets	144,504	147,106
Total assets	$4,608,691	$4,731,558

Liabilities and Equity
Current liabilities:
Current installments of long-term debt	$10,725	$18,605
Accounts payable	371,098	474,543
Accrued salaries and benefits	248,358	267,685
Other accrued expenses and liabilities	278,378	233,271
Total current liabilities	908,559	994,104
Long-term debt, less current installments	1,081,963	1,168,253
Long-term operating lease liability	230,047	235,241
Long-term operating lease liability, related party	925,916	932,090
Self-insured liabilities	240,618	243,552
Other long-term liabilities	58,931	76,002
Total liabilities	3,446,034	3,649,242

Redeemable noncontrolling interests	3,668	7,302
Equity:
Common units (Unlimited units authorized; 485,909,683 and 484,922,828 units issued and outstanding as of June 30, 2024 and December 31, 2023, respectively)	497,620	496,882
Accumulated other comprehensive income	17,009	18,561
Retained earnings	225,270	155,453
Equity attributable to Ardent Health Partners, Inc.	739,899	670,896
Noncontrolling interests	419,090	404,118
Total equity	1,158,989	1,075,014
Total liabilities and equity	$4,608,691	$4,731,558

(1)As of June 30, 2024 and December 31, 2023, the unaudited condensed consolidated balance sheet included total liabilities of consolidated variable interest entities of $317.1 million and $337.8 million, respectively. Refer to Note 2 of the Company's unaudited condensed consolidated financial statements included in its Quarterly Report on Form 10-Q for further discussion.

 Ardent Health Partners, Inc.
Operating Statistics
Unaudited

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	% Change	2023	2024	% Change	2023

Total revenue (in thousands)	$1,470,920	7.5%	$1,368,734	$2,909,966	8.3%	$2,685,722
Hospitals operated (at period end) (1)	30	(3.2)%	31	30	(3.2)%	31
Licensed beds (at period end) (2)	4,287	(0.8)%	4,323	4,287	(0.8)%	4,323
Utilization of licensed beds (3)	46%	4.5%	44%	46%	2.2%	45%
Admissions (4)	38,958	5.1%	37,080	77,427	5.3%	73,563
Adjusted admissions (5)	85,763	3.4%	82,964	168,076	3.3%	162,655
Inpatient surgeries (6)	9,012	(0.9)%	9,090	17,958	0.2%	17,925
Outpatient surgeries (7)	23,758	(2.8)%	24,432	45,981	(2.7)%	47,253
Emergency room visits (8)	156,287	2.2%	152,915	313,869	4.3%	300,978
Patient days (9)	179,047	2.6%	174,514	358,173	1.5%	352,947
Total encounters (10)	1,408,970	2.1%	1,380,655	2,821,442	3.3%	2,730,545
Average length of stay (11)	4.60	(2.3)%	4.71	4.63	(3.5)%	4.80
Net patient service revenue per adjusted admission (12)	$16,859	4.1%	$16,196	$17,028	5.0%	$16,223

(1)Hospitals operated (at period end). This metric represents the total number of hospitals operated by us at the end of the applicable period, irrespective of whether the hospital real estate is (i) owned by us, (ii) leased by us or (iii) held through a controlling interest in a JV. This metric includes the managed clinical operations of the hospital at UT Health North Campus in Tyler, Texas ("UT Health North Campus Tyler") a hospital owned by The University of Texas Health Science Center at Tyler ("UTHSCT"), an affiliate of The University of Texas System. Since we only manage the clinical operations of UT Health North Campus Tyler, the financial results of such entity are not consolidated under Ardent Health Partners, Inc.
On April 30, 2024, we closed UT Health East Texas Specialty Hospital, a long-term acute care hospital (the “LTAC Hospital”) in Tyler, Texas. The LTAC Hospital's inventory and fixed assets were transferred or repurposed to be used by our other hospitals. The LTAC Hospital had 36 licensed patient beds and accounted for approximately $0.1 million and $2.9 million of total revenue and a pre-tax loss of $0.5 million and pre-tax income of $0.1 million for the three months ended June 30, 2024 and 2023, respectively, and approximately $2.7 million and $5.8 million of total revenue and a pre-tax loss of $0.6 million and $0.1 million for the six months ended June 30, 2024 and 2023, respectively.
(2)Licensed beds (at period end). This metric represents the total number of beds for which the appropriate state agency licenses a facility, regardless of whether the beds are actually available for patient use.
(3)Utilization of licensed beds. This metric represents a measure of the actual utilization of our inpatient facilities, computed by (i) dividing patient days by the number of days in each period, and (ii) further dividing that number by average licensed beds, which is calculated by dividing total licensed beds (at period end) by the number of days in the period, multiplied by the number of days in the period the licensed beds were in existence.
(4)Admissions. This metric represents the number of patients admitted for inpatient treatment during the applicable period.
(5)Adjusted admissions. This metric is used by management as a general measure of combined inpatient and outpatient volume. Adjusted admissions provides management with a key performance indicator that considers both inpatient and outpatient volumes by applying an inpatient volume measure (admissions) to a ratio of gross inpatient and outpatient revenue to gross inpatient revenue. Gross inpatient and outpatient revenue reflect gross inpatient and outpatient charges prior to estimated contractual adjustments, uninsured discounts, implicit price concessions, and other discounts. The calculation of adjusted admissions is summarized as follows:
Adjusted Admissions = Admissions x (Gross Inpatient Revenue + Gross Outpatient Revenue)
Gross Inpatient Revenue
(6)Inpatient surgeries. This metric represents the number of surgeries performed on patients who have been admitted to our hospitals. Pain management, c-sections, and certain diagnostic procedures are excluded from inpatient surgeries.
(7)Outpatient surgeries. This metric represents the number of surgeries performed on patients who have not been admitted to our hospitals. Pain management, c-sections, and certain diagnostic procedures are excluded from outpatient surgeries.
(8)Emergency room visits. This metric represents the total number of patients provided with emergency room treatment during the applicable period.
(9)Patient days. This metric represents the total number of days of care provided to patients admitted to our hospitals during the applicable period.
(10)Total encounters. This metric represents the total number of events where healthcare services are rendered resulting in a billable event during the applicable period. This includes both hospital and ambulatory patient interactions.
(11)Average length of stay. This metric represents the average number of days admitted patients stay in our hospitals.
(12)Net patient service revenue per adjusted admission. This metric represents net patient service revenue divided by adjusted admissions for the applicable period. Net patient service revenue reflects gross inpatient and outpatient charges less estimated contractual adjustments, uninsured discounts, implicit price concessions, and other discounts.

 Ardent Health Partners, Inc.
Supplemental Non-GAAP Disclosures
(Dollars in thousands)
Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income	$66,961	$55,706	$112,812	$79,488
Adjusted EBITDA Addbacks:
Income tax expense	15,222	12,111	25,935	17,330
Interest expense, net	18,160	18,692	37,421	36,813
Depreciation and amortization	36,312	34,670	71,663	69,372
Noncontrolling interest earnings	(24,191)	(22,630)	(42,995)	(42,269)
Loss on debt extinguishment	1,898	—	1,898	—
Other non-operating gains (1)	(255)	(520)	(255)	(522)
Restructuring, exit and acquisition-related costs (2)	5,561	3,461	7,898	9,962
Epic expenses, net (3)	426	240	1,015	978
Non-cash unit-based compensation expense	226	182	738	542
Loss (income) from disposed operations	1,982	2	1,986	(68)
Adjusted EBITDA	$122,302	$101,914	$218,116	$171,626

(1)Other non-operating gains include gains and losses realized on certain non-recurring events or events that are non-operational in nature, including gains realized on certain asset divestitures.
(2)Restructuring, exit and acquisition-related costs represent (i) enterprise restructuring costs, including severance costs related to work force reductions of $5.0 million and $3.2 million for the three months ended June 30, 2024 and 2023, respectively, and $6.9 million and $9.3 million for the six months ended June 30, 2024 and 2023, respectively; (ii) penalties and costs incurred for terminating pre-existing contracts at acquired facilities of $0.2 million and $0.2 million for the three months ended June 30, 2024 and 2023, respectively, and $0.4 million and $0.5 million for the six months ended June 30, 2024 and 2023, respectively; and (iii) third-party professional fees and expenses, salaries and benefits, and other internal expenses incurred in connection with potential and completed acquisitions of $0.4 million and $0.1 million for the three months ended June 30, 2024 and 2023, respectively, and $0.6 million and $0.2 million for the six months ended June 30, 2024 and 2023, respectively.
(3)Epic expenses, net consist of various costs incurred in connection with the implementation of Epic, our health information technology system. These costs included professional fees of $0.4 million and $0.2 million for the three months ended June 30, 2024 and 2023, respectively, and $1.0 million and $1.0 million for the six months ended June 30, 2024 and 2023, respectively. Epic expenses do not include the ongoing costs of the Epic system.

 Ardent Health Partners, Inc.
Supplemental Non-GAAP Disclosures
(Dollars in thousands)
Unaudited

	Three Months Ended June 30,	Six Months Ended June 30,
	2024	2024
Net income	$66,961	$112,812
Adjusted EBITDAR Addbacks:
Income tax expense	15,222	25,935
Interest expense, net	18,160	37,421
Depreciation and amortization	36,312	71,663
Noncontrolling interest earnings	(24,191)	(42,995)
Loss on debt extinguishment	1,898	1,898
Other non-operating gains (1)	(255)	(255)
Restructuring, exit and acquisition-related costs (2)	5,561	7,898
Epic expenses, net (3)	426	1,015
Non-cash unit-based compensation expense	226	738
Loss from disposed operations	1,982	1,986
Rent expenses payable to REITs (4)	39,769	79,770
Adjusted EBITDAR	$162,071	$297,886

(1)Other non-operating gains include gains and losses realized on certain non-recurring events or events that are non-operational in nature, including gains realized on certain asset divestitures.
(2)Restructuring, exit and acquisition-related costs represent (i) enterprise restructuring costs, including severance costs related to work force reductions of $5.0 million and $6.9 million for the three and six months ended June 30, 2024, respectively; (ii) penalties and costs incurred for terminating pre-existing contracts at acquired facilities of $0.2 million and $0.4 million for the three and six months ended June 30, 2024, respectively; and (iii) third-party professional fees and expenses, salaries and benefits, and other internal expenses incurred in connection with potential and completed acquisitions of $0.4 million and $0.6 million for the three and six months ended June 30, 2024, respectively.
(3)Epic expenses, net consist of various costs incurred in connection with the implementation of Epic, our health information technology system. These costs included professional fees of $0.4 million and $1.0 million for the three and six months ended June 30, 2024, respectively. Epic expenses do not include the ongoing costs of the Epic system.
(4)Rent expense payable to REITs consists of rent expense of $37.0 million and $74.2 million related to the Ventas Master Lease and lease agreements associated with MOB Transactions with Ventas and rent expense of $2.8 million and $5.6 million related to a lease arrangement with MPT for the lease of Hackensack Meridian Mountainside Medical Center for the three and six months ended June 30, 2024, respectively.

Ardent Health Partners, Inc.
Supplemental Non-GAAP Disclosures
(Dollars in millions)
Unaudited

	For the Full Year Ending December 31, 2024
	Low	High
Net income	$247	$268
Adjusted EBITDA Addbacks:
Income tax expense	43	48
Interest expense, net	72	71
Depreciation and amortization	150	148
Noncontrolling interest earnings	(84)	(86)
Loss on debt extinguishment	2	2
Cybersecurity Incident insurance proceeds, net (1)	(46)	(46)
Restructuring, exit and acquisition-related costs	12	11
Epic expenses, net	2	2
Non-cash unit-based compensation expense	15	15
Income from disposed operations	2	2
Adjusted EBITDA	$415	$435

(1)Cybersecurity Incident insurance proceeds, net represents estimated insurance recovery proceeds net of incremental information technology and litigation costs associated with the ransomware cybersecurity incident that occurred in November 2023 (the "Cybersecurity Incident"), impacting and disrupting a number of the Company's operational and informational technology systems.